Exhibit 3.1

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act (CBCA) (s. 27 or 177)	Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1.	Corporate Name
Dénomination sociale
Strata Oil & Gas Inc.

2.	Corporation number
Numéro de la société
4253469

3.	The articles are amended as follows
Les statuts sont modifiés de la façon suivante
See attached schedule / Voir l'annexe ci-jointe

4.	Declaration: I certify that I am a director or an officer of the corporation
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

/s/ Trevor Newton

Trevor Newton

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

1

Schedule / Annexe

Description of Classes of Shares / Description des catégories d'action

Pursuant to Subsection 173(1)(h) of the Canada Business Corporations Act, all of the presently issued and outstanding Common Shares without par value in the capital of the Corporation be consolidated on the basis of one(1) Common Share for every ten (10) Common Shares before consolidation.

2